CERTIFICATE OF SECRETARY

      I, Deborah R. Gatzek, Secretary of Franklin Tax-Advantaged High Yield Securities Fund (the "Fund"), a limited partnership organized under the laws of the State of California, do hereby certify that the following resolution was adopted by a majority of the managing general partners present at a meeting held at the offices of the Fund at 777 Mariners Island Boulevard, San Mateo, California, on April 26, 1988.

      RESOLVED, that Article III, Section 6 of the By-Laws of the Fund be amended to read:

            Section 6. ANNUAL MEETING. The Board of Directors shall hold a regular meeting on the month following the fiscal year end of the Fund, for the purpose of organization, any desired election of officers and the transaction of other business. Notice of this meeting shall not be required.

I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.



                                          /s/ Deborah R. Gatzek
Dated: 08/02/88                           Deborah R. Gatzek
                                          Secretary